Exhibit 10.11

Quality & Manufacturing Master Service Agreement	Page 1 of 28

1.	Scope

1.1.	Lucid Diagnostics Inc. (COMPANY) has contracted with Coastline International, Inc. (SUPPLIER), hereinafter referred to individually as “Party” and collectively as “Parties”, to perform one or multiple of the following (select as appropriate):

☒	Manufacture the EsoCheck Cell Collection device (PRODUCT)
☐	Warehousing and/or order processing of the Device Name device (PRODUCT)
☐	Execute the Device Name In Vitro Diagnostic (IVD) test (PRODUCT)
☐	Execute subset(s) of the Device Name In Vitro Diagnostic (IVD) test (PRODUCT)

1.2.	This Quality & Manufacturing Master Service Agreement details the responsibilities of each Party regarding the Product(s) listed in Appendix A of this Agreement.

1.3.	If selected in paragraph 1.1, COMPANY would like to contract with SUPPLIER to manufacture, including the coordination of contract sterilization services, test, release, inventory of raw materials, and storage for WIP Goods for consolidated sterilization in accordance with COMPANY product volume requirements.

2.	Effective Date & Termination

2.1.

This Agreement shall be effective on the date of the last approval signature. Subject to the terms of this Agreement, including without limitation Sections 2.2 and 12, the Agreement shall remain in effect until the earlier of (a) two (2) years from the effective date of this Agreement, and (b) the date on which the Products listed in Appendix A and/or services are no longer supplied by SUPPLIER to the COMPANY (provided that this sub-clause (b) shall be deemed to have occurred on any date on which there are no firm orders outstanding under this Agreement and on which the PARTIES have mutually agreed to discontinue production of PRODUCT). No less than one-hundred and twenty (120) days prior to the expiration of the term described in clause (a) of the immediately preceding sentence, the Parties shall, in good faith, negotiate the terms for successive renewal of the Agreement, and unless otherwise agreed upon in writing, the term of this Agreement shall be automatically renewed for successive two (2) year terms. In the event of a non-renewal of this Agreement, Parties agree to reduce operations in an orderly fashion. COMPANY or SUPPLIER must provide written notification to other Party of their intent not to renew no less than ninety (90) days prior to date of termination or the expiration of any successive terms. The term shall be extended past contract expiration, if necessary and upon mutual agreement, to accommodate an orderly transition period (and only for the period of time necessary for such orderly transition). Nevertheless, upon termination or expiration of the Agreement for any cause, the Parties agree to continue their reasonable cooperation in order to facilitate an orderly termination of their relationship. Modifications to this Agreement may only be made in writing and require signature approval by both COMPANY and SUPPLIER.

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2.2.	Notwithstanding the foregoing, and in addition to the termination rights described in Section 12 of this Agreement, COMPANY may terminate this agreement without penalty by written notice to the SUPPLIER if the SUPPLIER fails to address, to the COMPANY’s reasonable satisfaction, within a minimum of three (3) routine production LOTS, any reasonable requests or complaints made by the COMPANY regarding the quality or timeliness of the delivery of any PRODUCT or service or any other material aspects directly related to SUPPLIER’s acts or omissions hereunder provided that the COMPANY has given notice to the SUPPLIER of the relevant circumstances, and SUPPLIER has failed to cure the same promptly following such notice. Following such notice, the parties will cooperate with each other as reasonably necessary for COMPANY to transition the services to be provided hereunder to a new supplier in an orderly fashion.

2.3.	If either Party materially defaults in the performance of any obligation hereunder, the other Party shall have the right to terminate the Agreement following a 90 days’ prior written notice to the other Party, or as otherwise agreed upon by both PARTIES.

2.4.	Further, to the extent COMPANY determines that SUPPLIER’s manufacturing of the Product fails to meet the manufacturing requirements set forth in the licensing agreement for the Product, including as such requirements pertain to remaining in compliance with the Bayh-Dole Act or Patent and Trademark Law Amendments Act (Pub. L. 96-517, December 12, 1980), the COMPANY shall have the right to terminate this Agreement upon 90 days’ prior written notice to SUPPLIER, provided that any such termination shall not relieve COMPANY from its obligations with respect to any Orders placed prior to the date notice of termination is delivered, including responsibility related to excess and obsolete inventory as indicated in Section 9.

2.5.	Without limiting the generality of the foregoing, upon any termination, all hard and digital assets belonging to COMPANY are to be returned to the COMPANY within a 2- week period (or if not reasonable practicable, as soon as possible), if so requested by the COMPANY, and at a cost to the COMPANY, as mutually agreed upon with SUPPLIER, and the actual reasonable and out-of-pocket cost to SUPPLIER of returning such assets. Digital assets include, but are not limited to, editable and pdf versions of documents such as SOP’s, protocols, reports, drawings, CAD files, inspection reports, BOMs, emails, and vendor contacts. Hard assets include, but are not limited to, fixtures, equipment, inventory of component materials, existing open orders for components or services at vendors and finished goods devices.

3.	Definitions

3.1.	DEVICE HISTORY RECORD (BATCH RECORD) (DHR) means the complete written record of the history of the batch or lot of a finished device and its production and testing thereof as required under HEALTH AUTHORITY regulations or requirements and in accordance with the DEVICE MASTER RECORD.

3.2.	COA means a Certificate of Analysis, a document listing testing parameters, specifications, and test results.

3.3.	COC means a Certificate of Compliance confirming compliance with quality standards and regulations.

3.4.	COMPONENT means any raw material, substance, piece, part, software, firmware, labeling, or assembly which is intended to be included as part of the finished, packaged, and labeled device.

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3.5.	CUSTOMER ORDER means the written communication between COMPANY and SUPPLIER, setting forth the number of units of each PRODUCT, delivery dates, and exact shipping instructions for each identified ship to customer of COMPANY.

3.6.	DEVIATION means departure (an action that is planned or unplanned) from an established process or procedure (e.g., approved MASTER BATCH RECORDS, test methods, manufacturing processes, equipment, facilities and/or SOPs).

3.7.	HEALTH AUTHORITIES can mean all governmental, regulatory, and certification authorities having jurisdiction over the design, manufacture, use and/or sale of the PRODUCT, including but not limited to the US Food and Drug Administration (FDA), and the European Commission (EC).

3.8.	LOT or BATCH means one or more components or finished devices that consist of a single type, model, class, size, composition, or software version that are manufactured under essentially the same conditions and that are intended to have uniform characteristics and quality within specified limits.

3.9.	LOT NUMBER means any distinctive symbols, such as a distinctive combination of letters or numbers, or both, from which the history of the manufacturing, packaging, labeling, and distribution of a unit, lot, or batch of finished devices can be determined.

3.10.	MANUFACTURING AUTHORIZATION means the authorization of SUPPLIER as manufacturer of PRODUCT according to the applicable regulations.

3.11.	MANUFACTURING MATERIALS means any material or substance used in or used to facilitate the manufacturing process, a concomitant constituent, or a byproduct constituent produced during the manufacturing process, which is present in or on the finished device as a residue or impurity not by design or intent of the manufacturer.

3.12.	OOS means out of specification results. OOS are testing results, which do not meet the approved SPECIFICATIONS of starting materials, intermediates, PRODUCT, packaging materials, in-process-controls or stability testing, as applicable.

3.13.	SOPs mean written standard operating procedures established, or to be established, used by SUPPLIER in the manufacturing, testing, storage, packaging, labeling, certification, and delivery of PRODUCT.

3.14.	SPECIFICATIONS mean any requirement with which a product, process, service, or other activity must conform. Specifications are numerical limits, ranges, or other acceptance criteria to which the PRODUCT or process of making the PRODUCT must conform.

3.15.	PRODUCTS mean specific SKUs listed in Appendix A, as amended from time to time by mutual agreement of the Parties.

3.16.	BUSINESS DAYS means any other day than a Saturday, Sunday, or public holiday in the U.S. or Mexico when banks are open for business.

3.17.	WIP means work in process or goods in process inventory, which includes partially finished goods awaiting further processing and/or in-process for completion.

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4.	General Commitments

4.1.	SUPPLIER shall manufacture the COMPANY Products according to COMPANY Specifications, applicable HEALTH AUTHORITY requirements and guidelines and applicable cGMP rules.

4.2.	SUPPLIER has established and shall continue to maintain a quality system which operates in accordance with ISO 13485:2016 (or, if applicable, the most recent revision thereof).

4.3.	SUPPLIER shall be responsible for quality inspection of Products before final release, of which testing and acceptance criteria will be defined by COMPANY.

4.4.	SUPPLIER may not engage in any form of reverse engineering of the COMPANY Products, nor may SUPPLIER make copies of the Products, nor misuse the COMPANY trademarks or trade names or use such trademarks or trade names in any manner without COMPANY’s prior written approval.

4.5.	SUPPLIER shall be responsible for the routine maintenance of COMPANY and/or SUPPLIER equipment; any required equipment servicing or repairs of COMPANY equipment will be notified to COMPANY for prior approval and any approved costs for such servicing will be billed to COMPANY with itemized invoice to include details of services completed.

4.6.	COMPANY shall provide SUPPLIER all necessary bill of materials, component specifications, supplier details, and negotiated pricing for required materials and componentry.

4.7.	COMPANY shall provide required documentation to perform the assigned work, including but not limited to Standard Operating Procedures, Specifications, assembly instructions, packaging configuration, testing requirements, and acceptance criteria.

4.8.	COMPANY shall provide whichever tools are reasonably necessary for SUPPLIER to perform the assigned work, except as may be otherwise agreed by the Parties. This includes but is not limited to the following: packaging equipment, manufacturing equipment, leak tester(s), dispensers, and necessary replacement parts. COMPANY commits to provide sufficient equipment in acceptable functioning order to support the volume demands of the Orders. COMPANY equipment valued in excess of $100 shall be identified by asset tags applied by SUPPLIER.

4.9.	COMPANY shall from time to time provide SUPPLIER a non-binding, rolling 12- month forecast. Based on such forecast, members of the operations teams of each of the Parties shall determine what is an appropriate lead-time for firm order commitments (which shall be no less than three months) and COMPANY may thereafter provide to SUPPLIER a firm order commitment with such lead-time (which shall be no less than three months), provided that COMPANY shall have no obligation to order any specific quantity of units, or to exclusively order any units from SUPPLIER. In the event COMPANY order requirements are reduced, excess inventory terms as described in Section 9 shall apply.

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4.10.	In the event COMPANY production requirements result in extended lapse of manufacturing, terms of downtime rates shall be charged by SUPPLIER, as mutually agreed by the Parties and as described in Appendix B.

5.	General Terms

The specified manufacturing activities will take place at the SUPPLIER facility:

Coastline De Mexico, S.A. De C.V.

Calle Cipres N4-5 Fraccionamiento Las Brisas

Tijuana, Baja California, 22117 Mexico

Corporate related activities will take place at the SUPPLIER facility:

Coastline International, Inc.

1207 Bangor St.

San Diego, CA 92106

Notifications should be made to the representatives listed below for COMPANY and SUPPLIER. Other communications may be made between various parties as necessary to complete required activities.

6.	Use of Third-Parties

SUPPLIER shall not allow a third party to manufacture, package, label, inspect, test, and release Product unless SUPPLIER has disclosed in writing to COMPANY the SUPPLIER’s use of a third party, the identity of the third party, and the COMPANY has provided written approval for the specific use of such third party.

If SUPPLIER employs a third party to perform any or part of the manufacturing, packaging, labelling, inspection, testing, cleaning, sterilization, release of sample results and/or handling of Product/Sample that is supplied to COMPANY, SUPPLIER shall assure that the third party has been fully qualified via the SUPPLIER’s third party qualification process prior to performing such activity (ies) unless the COMPANY is providing the qualification of the third party. In this case, the COMPANY will provide the SUPPLIER written qualification documentation.

SUPPLIER shall, however, retain all obligations under this Agreement in the event a third party is qualified by and employed by SUPPLIER, and shall be responsible for the third party’s performance in respect hereof. If a third party is used by SUPPLIER to manufacture, package, label, inspect, test, release and/or handle Products, COMPANY may, upon request, review the list of such third party(ies) during an on-site visit and/or audit pursuant to paragraph 9.1 of the table set forth in Section 21 below.

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7.	Engineering and Specification Changes

SUPPLIER shall not change any manufacturing, assembly, or testing process for the Product, or change any documentation, labeling, or specification of the Product without the prior written consent of COMPANY. If COMPANY determines that an engineering or specification change is desirable with respect to any Products, including changes required by regulatory authorities, COMPANY may propose such suggestions to SUPPLIER in writing. SUPPLIER shall advise COMPANY of the feasibility, cost impact, and the amount of time required to implement such change, as mutually agreed upon by PARTIES. In the event of COMPANY change requests due to engineering changes, component substitutions, or any other reason (other than reasons related to SUPPLIER’S gross negligence or willful misconduct), COMPANY shall be responsible to compensate SUPPLIER equal to the out-of- pocket cost incurred by SUPPLIER for the procured components, materials, or other supplies; provided that any such out-of-pocket costs shall have first been approved by COMPANY.

8.	Ordering and Delivery

8.1	COMPANY shall submit Purchase Orders (the “Order(s)”) for Products to the SUPPLIER electronically. COMPANY shall provide firm Orders for no less than three months of PRODUCT (as determined based on the most recent forecast provided by COMPANY). Each Order shall contain the following information: (i) a description of the Product by part number, (ii) the quantity of the Product to be delivered to the COMPANY for the agreed upon time frame, and (iii) the delivery schedule. Each Order shall provide an order number for billing purposes and may include other instructions and terms as may be appropriate under the circumstances.

8.2	All Products shall be delivered in accordance with the specifications provided by COMPANY, marked for shipment to COMPANY destination specified in the applicable Order and delivered to a carrier or forwarding agent. All shipments shall be F.O.B. sterilization site, unless otherwise agreed by both Parties.

8.3	SUPPLIER at its sole discretion may ship an increase or decrease of up to +/- 10% on any line item of COMPANY Order. SUPPLIER shall invoice COMPANY for line items shipped.

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9.	Excess and Obsolete Inventory

Any inventory (including finished goods, work-in-process, components, or raw material) or non-cancelable orders for components or raw material that are rendered excess or obsolete due to (in each case except as a result of SUPPLIER’S gross negligence or willful misconduct) (a) the cancellation, delay, or reduction by COMPANY of any Orders, (b) a sustained reduction in Orders that impacts any long lead time parts which SUPPLIER purchased with COMPANY’s advance written authorization in order to meet Order requirements and are non-cancelable or non-returnable, (c) Specification changes following Order acceptance, (d) minimum quantity purchases of component parts or raw material required to fill Orders (provided COMPANY was notified of, and approved, such minimum quantity purchases prior to submission of the Order), (e) the end of a Product’s life, or (f) the termination or expiration of this Agreement (other than due to material breach by SUPPLIER), will be the financial responsibility of the COMPANY, at SUPPLIER’s total purchase price including proportional freight costs, for finished goods and for all other items, including, without limitation, documented restocking charges paid by the SUPPLIER to its suppliers; provided that SUPPLIER uses its commercially reasonable efforts to mitigate any such costs. Notwithstanding the above, COMPANY’s maximum liability under this Section shall be for the cost paid (as defined above) for all inventories necessary to meet COMPANY issued Orders (and for raw material and components needed to produce the quantities of Product based on the then current Orders.) In the event minimum order quantities or long-lead items required to purchase in order to support COMPANY Orders, SUPPLIER will notify COMPANY of such procurement obligation upon Order acceptance, as excess or obsolete inventory will remain the financial responsibility of the COMPANY in accordance with this Section 9 (provided COMPANY was notified of, and approved, such procurement obligation, prior to SUPPLIER incurring such obligation).

10.	Pricing and Payment Terms

The cost for contract manufacturing services for COMPANY Products shall be included in Appendix B, as the same may be updated from time to time by mutual agreement of the Parties. All prices quoted are exclusive of national, state, and local excise, sales, use and similar taxes, including any duties, and COMPANY shall be responsible for such items. The Parties shall, in good faith, negotiate changes in the pricing schedule due to changes in the: market price of materials, equipment, labor, process, and other production costs.

Except as otherwise agreed upon by both Parties, payment for any Products, services, or other costs to be paid by COMPANY hereunder is due thirty (30) days net from the date of issuance of invoice therefore and shall be made in lawful U.S. currency.

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11.	Product Warranty

11.1	SUPPLIER warrants that the Product shall be manufactured to COMPANY’s SPECIFICATIONS, and shall be free from defects in material and workmanship; foregoing defects in material are limited to nonconformities caused by SUPPLIER or which should have been identified by SUPPLIER by proper compliance with inspection parameters that was provided by COMPANY. In the event any Product does not comply with the foregoing, without limiting COMPANY’s rights or remedies, SUPPLIER shall, at COMPANY’s election and at SUPPLIER’S expense, repair or replace the Product free from defect. COMPANY bears all design responsibility for the Product. Subject in each case to Section 6 herein, matters to which SUPPLIER’s warranty will not apply include, without limitation, problems caused in whole or in part by:

(a) Use, operation, maintenance, assembly, or storage by any party other than the SUPPLIER that is not in accordance with proper instructions, required specifications, regulatory requirements, or standard industry practice;

(b) Alteration by any party other than the SUPPLIER;

(c) Negligence by any party other than the SUPPLIER;

(d) Repair or modifications performed by anyone other than the SUPPLIER;

(e) Use in any manner or procedure other than that for which the Product is labeled;

(f) Use by any person other than trained medical personnel under order of a physician.

In the event of any defects in material not caused by SUPPLIER and notwithstanding SUPPLIER’s proper compliance with inspection parameters provided by COMPANY, the Parties shall, at COMPANY’s election and cost, cooperate to (1) as promptly as practicable have delivered a number of replacement Products equal to up to the number of Products affected by such defects, (2) ensure the defective Products are segregated from all other Products and appropriately disposed of, (3) conduct an investigation to determine and resolve the underlying cause of such defects, and (4) recover for the benefit of COMPANY any damages suffered by COMPANY from the third party responsible for such defects.

SUPPLIER warranty shall extend for a period equal to the shelf life of the product from the date of manufacture, not to exceed two (2) years or as otherwise agreed by the Parties.

11.2	If any Product does not materially conform to the warranty stated in Section 11.1 above, the SUPPLIER shall, at the SUPPLIER’s option and as the COMPANY’s sole and exclusive remedy, repair or replace such Product at the SUPPLIER’s own expense, and ship such repaired or replacement Product back to COMPANY at the SUPPLIER’s own expense, or credit the COMPANY the purchase price. The foregoing warranty, and the remedies provided for in this Section 11.2, are expressly conditioned upon (i) COMPANY providing SUPPLIER with written notice within five (5) business days after learning of any nonconforming Product and prior to the expiration of the warranty period, which notice must identify with particularity the non-conformity, (ii) COMPANY’s full cooperation with SUPPLIER in all reasonable respects relating thereto, and (iii) the absence of any alteration or other modification of the Products by any person or entity other than SUPPLIER (as set forth by example, but not by limitation above), or in a manner not approved by SUPPLIER, in each case subject to Section 6 herein.All defective Products which are covered by the foregoing warranty shall be shipped to the SUPPLIER at SUPPLIER’S sole expense for such repair or replacement.

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11.3	The warranty set forth in Section 11.1 above does not include Products that have defects or failures resulting directly from any COMPANY supplied components or materials or from COMPANY’s design of Products including, but not limited to, design functionality failures, specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or in the specific end user’s environment or failures resulting from unauthorized modification of the Products. COMPANY bears all responsibility directly related to the design of the Product.

11.4	If the SUPPLIER disagrees with a claim by COMPANY that a Product does not conform to the warranty provided in Section 11.1, then the Parties agree to submit the dispute to a mutually agreed-upon independent party which has the capability of testing the Product to determine whether or not it does so conform. In the event the Parties cannot agree following good faith discussions upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to Section 18. The cost of the independent testing party shall be borne by the Party against whom the testing party finds, as directed by the testing party.

12.	Delays

In the event of a delay in the delivery of any Product that does not constitute an event of force majeure and that is not attributable to any act or omission of the COMPANY, SUPPLIER shall give written notice to COMPANY stating the reasons for such delay. SUPPLIER shall take reasonable actions necessary to reduce the period of delay of such production. If any such delay that is directly attributable to any act or omission of the SUPPLIER causes the delivery to be more than thirty (30) calendar days later than the scheduled delivery date, of which was confirmed by SUPPLIER, as set forth in the applicable CUSTOMER ORDER, COMPANY shall have the right to terminate this Agreement pursuant to the terms of Section 2.

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13.	Import / Export

SUPPLIER shall provide all necessary administrative services to effect shipment of equipment and material to Mexico, using the information supplied by COMPANY. Such administrative services shall include, but not be limited to, securing Mexican regulatory import permits or authorizations, preparation of required customs clearance papers, and all necessary trucking, handling, and storage. SUPPLIER will be the importer of record for Mexican Customs purposes and will manage payment for all Mexican customs tariffs, duties, bonds, and Mexican customs broker’s charges, and any all other charges, fees, levies, or permits made pursuant to Mexican law in effect as to the importation to and exportation from Mexico of COMPANY products and/or equipment, in each case after consultation with COMPANY. Aforementioned costs associated with COMPANY-specific products, if any, will be subject to approval beforehand by COMPANY, and subsequently itemized and invoiced to CUSTOMER for reimbursement. COMPANY will be responsible for all customs tariffs, duties, bonds, and customs broker’s charges, and any and all other charges, fees, levies, or assessments made pursuant to U.S. Customs Code as to the importation to and exportation from the U.S. of COMPANY product and/or equipment related to and properly incurred pursuant to this Agreement.

14.	Indemnification

COMPANY shall indemnify SUPPLIER and its affiliates against all liabilities and expenses arising out of or in connection with any claim made by a third party for death, illness, personal injury, damage to property, or infringement of third party’s intellectual property to the extent that the damage is solely attributable to the acts or omissions of COMPANY, its employees, agents, or subcontractors (other than SUPPLIER). SUPPLIER shall indemnify COMPANY and its affiliates against all liabilities and expenses arising out of or in connection with any claim made by a third party for death, illness, personal injury, damage to property, or infringement of third party’s intellectual property to the extent that the damage is solely attributable to the acts or omissions of SUPPLIER, its employees, agents, or subcontractors.

15.	Confidentiality

The Parties acknowledge that during the course of this Agreement, each may obtain confidential information regarding the other Party’s business. Both Parties agree to treat all such information, and the terms of this Agreement, as confidential, to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Agreement and to comply in all respects with the terms and conditions of that certain Non-Disclosure, Non-Circumvention and Work Product Agreement, dated as of April 28, 2020, by and between the Parties (the “Confidentiality Agreement”). Upon the written request of any Party, all documents relating to its confidential information will be promptly returned to such Party.

16.	Non-Solicitation

During the term of this Agreement and ending one (1) year following the Termination Date, the Parties shall not, without each Party’s prior written consent, directly or indirectly hire, solicit, or encourage any person to leave the employment or other service of either Party.

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17.	Force Majeure

Any delay in the performance of any of the duties or obligations of either Party hereto shall not be a considered a breach of the terms of the Agreement and the time required for performance shall be extended for a period equal to the period of such delay (not to exceed 90 days, after which the parties shall be entitled to terminate this Agreement), provided that such delay is caused by or the result of any acts of God, acts of the public enemy, insurrections, riots, labor disputes, including strikes, lockouts or boycotts, fires, explosions, flood or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected (including in connection with the COVID-19 pandemic). The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

18.	Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles . In the event of any dispute or disagreement that the parties cannot resolve amicably within 15 days (or such longer period as they agree to), then as the exclusive means of resolving the dispute either party may require that the matter be settled by binding arbitration by giving notice of arbitration to the other. Arbitration will take place in the city of the party who receives notice of arbitration (unless another location is agreed to by the Parties), under the Commercial Rules and auspices of the American Arbitration Association. The parties will share the costs of the arbitration, though each shall bear its own costs. The arbitrator shall have no authority to award punitive damages.

19.	Miscellaneous

This Agreement contains the entire agreement between the parties with respect to its subject matter, superseding prior agreements and merging all prior and contemporaneous negotiations, promises, and arrangements; provided that any confidentiality agreement between the parties shall remain in full force and effect and is hereby incorporated by reference. This Agreement may be amended or modified only by written instrument signed by the authorized representatives of both parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, or permitted successors or assigns.

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20.	Notifications

Notifications to COMPANY

Company Name:	Lucid Diagnostics Inc.

Address:	Headquarters One Grand Central Place 60 East 42nd Street, Suite 4600 New York, NY 10165

Corporate Catherine Howard
Director of Manufacturing Operations
Contact Name:	CSH@PAVmed.com Quality Assurance Matthieu Ennis
Director of Quality
MJE@PAVmed.com

Notifications to SUPPLIER

Supplier Name:	Coastline International, Inc.
Address:	1207 Bangor St. San Diego, CA 92106
Contact Name:	Bryan Blessing
Title:	Operations Director
Telephone:	(805) 550-0688 (Primary) (888) 748-7177 ext. 103
Email:	Bryan@coastlineintl.com

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21.	Responsibilities

TASKS AND RESPONSIBILITIES		COMPANY	SUPPLIER

1. General Statement

1.1.	The PARTIES shall operate in compliance with ISO 13485, FDA 21CFR820, EU MDD 2007/47/EC & EU MDR 2017/745 quality requirements as stated herein, environmental, occupational, and health and safety laws, and all other applicable laws, regulations, and local laws concerning manufacturing, testing, storage, packaging, labeling, and distribution of the PRODUCT. This also includes medical device specific regulatory standards and guidances.	X	X

1.2.	SUPPLIER shall be responsible for obtaining and maintaining, at its expense, all permits, licenses, approvals, authorizations and the like required for its performance of the services defined in the AGREEMENT; in the event of any required COMPANY-specific permit or license, SUPPLIER shall give the COMPANY prior written notice of such requirement, and the COMPANY shall be responsible for any reasonable and documented out-of-pocket expenses associated with such permit or license.	X	X

1.3.	SUPPLIER shall ensure that it has not been or does not use any persons or entities debarred under 21 U.S.C. § 335(a) or 335(b), nor disqualified as described in 21 CFR 812.119, nor debarred by any enforcement group associated with a HEALTH AUTHORITY; it will not employ in connection with any services any person who is not properly qualified by directly applicable training, experience and supervision to carry out the tasks they are assigned in connection with such services; neither it nor any of its officials or employees have been convicted of a felony under Federal law for conduct relating to the development or approval, including the process for development or approval, of any medical device or regulatory submission; and none of its officials or employees have been convicted of a felony under United States law for conduct otherwise relating to the regulation of any product or medical device under the Food Drug & Cosmetics Act.		X

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TASKS AND RESPONSIBILITIES		COMPANY	SUPPLIER

1.4.

SUPPLIER shall be responsible for maintaining quality compliance of all operations, including but not limited to manufacturing, testing, storage, packaging, labeling and Sterile Lot Release of PRODUCT. Quality compliance shall be established and maintained, including but not limited to the following:

■ Facilities in compliance with HEALTH AUTHORITY requirements or with any conditions described in SUPPLIER’s MANUFACTURING AUTHORIZATION, or Device Master Record.

■ All appropriate equipment, cleaning, utility, and facility qualification and validation activities associated with the PRODUCT.

■ Setting-up, calibrating, cleaning, qualifying, and maintaining all equipment associated with the PRODUCT.

X

2. Design and Development of COMPANY concepts

2.1.	COMPANY shall provide SUPPLIER with all information pertaining to the design and development of any project concepts.	X

2.2.	COMPANY and SUPPLIER shall create and retain records necessary for the initiation and maintenance of a Design History File according to each entity’s respective Design Control requirements and based on the requirements in the Design & Development Plan for each project.	X	X

3. MANUFACTURING MATERIALS and COMPONENTS

3.1.	COMPANY shall provide all documentation for the design, development, qualification, and manufacturing of PRODUCT based on the requirements in the Design & Development Plan for each project.	X

3.2.	SUPPLIER shall test and release MANUFACTURING MATERIALS and COMPONENTS purchased by SUPPLIER or received as COMPANY provided materials and used in the manufacturing of PRODUCT. COMPANY maintains the right to increase or modify the sampling plan/parameters of MATERIAL and COMPONENTS as determined necessary.	X	X

3.3.	SUPPLIER shall, subject to COMPANY’s consent, qualify suppliers for the materials, components and services used in the manufacture and test of PRODUCT.		X

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TASKS AND RESPONSIBILITIES		COMPANY	SUPPLIER

3.4.	SUPPLIER shall ensure that all MANUFACTURING MATERIALS and COMPONENTS used in the manufacturing of PRODUCT fully comply with the respective SPECIFICATIONS provided by COMPANY.	X	X

3.5.	COMPANY is responsible for communicating to SUPPLIER label specification/drawing for label generation of finished PRODUCT labeling. COMPANY supplied label specifications and drawings shall be maintained in SUPPLIER’s document control system and Device Master Record.	X	X

3.6.	COMPANY and SUPPLIER shall both approve label SPECIFICATIONS of finished PRODUCT labeling prior to use.	X	X

3.7.	SUPPLIER is responsible for generating components labeling including lot numbers and expiration dating, where needed, which must comply with approved label SPECIFICATIONS.		X

4. Quality Records and Documentation

4.1.	SUPPLIER shall draft all necessary DEVICE MASTER RECORDS (DMRs) in accordance with HEALTH AUTHORITIES’ requirements and provide to COMPANY		X

4.2.	COMPANY and SUPPLIER shall review and approve in writing DEVICE MASTER RECORDS as well as device related procedures, work instructions, and validations.	X	X

4.3.	SUPPLIER shall store and maintain DEVICE MASTER RECORDS and DEVICE HISTORY RECORDS to prevent any loss or deterioration. Copies of DEVICE MASTER RECORDS and DEVICE HISTORY RECORDS for applicable devices will be made available to COMPANY.		X

4.4.	SUPPLIER shall retain all original manufacturing and testing records, including all raw data, as part of the DEVICE HISTORY RECORD.		X

4.5.	SUPPLIER shall store/retain all paper and electronic documentation and records per the SUPPLIER’s procedures. SUPPLIER is required to maintain all documentation and records for a minimum of 10 years from the date of manufacture, unless otherwise mutually agreed upon by PARTIES in writing for transfer and storage by COMPANY.	X	X

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4.6.	Upon the expiry of the storage periods of DEVICE MASTER RECORDS and DEVICE HISTORY RECORDS, or upon termination of Agreement, SUPPLIER shall promptly notify COMPANY in writing and await instructions for the transfer of records to COMPANY or for written authorization for destruction of records. COMPANY is required to provide authorization or transfer instructions within 30 days of notification.	X	X

5. Manufacturing and Testing

5.1.	COMPANY is responsible for authorizing the SUPPLIER to MANUFACTURE PRODUCT by issuing a written request such as a CUSTOMER ORDER.	X

5.2.	SUPPLIER shall use only PRODUCT documents provided by or approved by COMPANY in the manufacturing and testing of PRODUCT.		X

5.3.	SUPPLIER shall provide a unique LOT or BATCH NUMBER for each LOT or BATCH of PRODUCT as well as provide the corresponding manufacturing date and expiration date to be used as part of Unique Device Identification for labeling.		X

6. Reworking And Reprocessing

6.1.	SUPPLIER shall promptly notify COMPANY of any PRODUCT that does not meet specifications.		X

6.2.	SUPPLIER shall promptly notify COMPANY of any PRODUCT that requires REWORK or REPROCESSING.		X

6.3.	SUPPLIER shall define and COMPANY shall approve any rework and reprocessing procedures prior to the implementation of any PRODUCT rework or reprocessing. Rework procedures shall be approved and released via the same process as original procedures.	X	X

7. Date of Expiration

7.1.	COMPANY shall determine the date of expiration of PRODUCT based on shelf life studies.	X

8. Quality Control Testing

8.1.	SUPPLIER shall conduct release testing and/or inspection on every LOT of PRODUCT and issue to COMPANY a COA and/or COC.		X

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8.2.	COMPANY shall have defined and provided to SUPPLIER in writing acceptance criteria (i.e. action limit) for each in-process test performed and each PRODUCT release test, if required, shall have an established SPECIFICATION.	X

8.3.	SUPPLIER shall promptly notify COMPANY of any proposed changes to acceptance criteria (i.e. action limit) and SPECIFICATIONS associated with PRODUCT and such changes shall not be implemented without prior written approval from COMPANY.		X

9. Suppliers and Subcontract Suppliers

9.1.	If requested, SUPPLIER will provide COMPANY with a list of all suppliers or subcontract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT. With respect to all such suppliers or subcontract suppliers, SUPPLIER shall ensure that it procures the necessary audit rights so that in the event COMPANY desires to audit suppliers or subcontract suppliers of COMPONENTS and MANUFACTURING MATERIALS, it shall have the right (albeit through SUPPLIER) to do so and SUPPLIER will provide the necessary documentation and facilitate COMPANY’s audit of such suppliers and subcontract suppliers. Audits conducted of subcontractors shall be at direction of, or otherwise authorized by, COMPANY and performed by outside auditors at COMPANY’s cost; provided that the Parties agree to reconsider in good faith from time to time who will bear the cost of scheduled and unscheduled audits of subcontractors based on, among other relevant factors, the then-current volumes of PRODUCTS being manufactured by SUPPLIER for COMPANY.	X	X

9.2.	SUPPLIER shall ensure the quality compliance to SPECIFICATIONS of any suppliers or subcontract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT.		X

9.3.	SUPPLIER shall promptly notify COMPANY of any changes (additions or removal) to suppliers or subcontract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT.		X

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9.4.	COMPANY shall approve in writing any changes (additions or removal) of any suppliers or subcontract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT prior to implementation.	X

9.5.	SUPPLIER shall maintain a suitable qualification program for suppliers of COMPONENTS.		X

10. Product Release

10.1.	SUPPLIER shall review and approve its DEVICE HISTORY RECORDS for each LOT according to its approved internal procedures.		X

10.2.

If requested, SUPPLIER shall provide COMPANY the following PRODUCT documents for review:

■    Completed LOT HISTORY RECORDS

■    COA and/or COC

■    DEVIATION reports, investigations associated with the batch

■    Analytical data (in-process and release test data)

X

10.3.	SUPPLIER shall provide additional requested documentation and information to COMPANY in order to understand and evaluate any deviations, out-of- specification (OOS) results, investigations, or other quality related issues to the PRODUCT.		X

10.4.	For any LOT of rejected PRODUCT, SUPPLIER shall provide COMPANY with a statement of rejection, specifying the reasons for rejection. SUPPLIER shall promptly notify COMPANY of any LOT of PRODUCT aborted during manufacturing. Statements of rejection or notices of aborted LOTS shall be forwarded to COMPANY within five (5) business days after SUPPLIER’s Quality Assurance Unit review. Any rejected PRODUCT will be disposed of in accordance with industry best practices by SUPPLIER and not used for any other purpose, without the consent of COMPANY.		X

10.5.	SUPPLIER shall promptly notify COMPANY of the quantities of PRODUCT aborted, rejected, retained, and released.		X

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10.6.	SUPPLIER is responsible for authorizing the FINAL RELEASE of PRODUCT with review of DHR, Sterilization Documentation, and any other LOT specific records necessary. COMPANY shall provide review and, unless an alternative approval process is agreed by the Parties, approval signature on SUPPLIER release Record, and SUPPLIER shall thereafter notify the DISTRIBUTION CENTER via PRE-ALERT FORM of the inbound shipment at least twenty-four (24) hours in advance of the expected PRODUCT arrival at the DISTRIBUTION CENTER.	X	X

11. Shelf-life Testing

11.1.	COMPANY or third party shall generate all Shelf-life Testing protocols. SUPPLIER shall support COMPANY by building PRODUCT.	X	X

11.2.	COMPANY is responsible for the review of all shelf- life data as required in the Design & Development Plan for each project.	X

11.3.	COMPANY shall approve all shelf-life protocols and reports and any amendments as required in the Design & Development Plan for each project.	X

12. Storage And Shipment Of PRODUCT and Components

12.1.	COMPANY shall communicate to SUPPLIER the storage conditions of PRODUCT, which will be included in product specifications.	X

12.2.	SUPPLIER shall handle and store PRODUCT and COMPONENTS safely according to approved procedures and storage conditions for the PRODUCT, maintain systems for controlling quarantined, rejected or recalled materials, and maintain storage facilities appropriate for conditions specified on PRODUCT label and component SPECIFICATIONS.		X

12.3.	SUPPLIER shall notify COMPANY of any adverse conditions or events or DEVIATIONS associated with the storage of PRODUCT, within two (2) business days of becoming aware. SUPPLIER shall evaluate and document the potential impact to product quality as a result of any events or DEVIATIONS and submit a written report, preliminary or final, to COMPANY within 5 business days of becoming aware. SUPPLIER shall take all action reasonably necessary to address any such adverse conditions or events or DEVIATIONS.		X

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12.4.	COMPANY shall review the SUPPLIER’s report and shall notify the SUPPLIER in writing of the disposition of PRODUCT.	X

13. DEVIATIONS

13.1.	SUPPLIER shall fully document any DEVIATIONS made during the course of manufacturing, testing, packaging, labeling, storage and distribution of PRODUCT.		X

13.2.	SUPPLIER shall notify COMPANY in writing within two (2) business days of becoming aware of any DEVIATIONS related to the PRODUCT.		X

13.3.	SUPPLIER shall investigate, evaluate and document any potential impact of every DEVIATION and shall justify any recommendations for further action. SUPPLIER shall provide a written report of investigation, preliminary or final, to COMPANY within five (5) business days of becoming aware of any DEVIATION related to the PRODUCT.		X

13.4.	COMPANY shall approve all DEVIATIONS related to PRODUCT.	X

14. OOS, Suspect Test Results

14.1.	SUPPLIER shall promptly notify COMPANY of any confirmed OOS or suspect test results obtained for a LOT during release or stability testing. SUPPLIER shall notify COMPANY in writing within two (2) business days after confirmation of OOS or suspect test results.		X

14.2.	SUPPLIER shall conduct the OOS investigation in accordance with its approved procedures and provide company a written report, preliminary or final, within five (5) business days after confirmation of OOS or suspect test results.		X

14.3.	SUPPLIER shall obtain written COMPANY approval of all OOS or suspect test results, including but not limited to, any plans for re-testing, re-sampling, and disposition.	X	X

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15. Validation

15.1.	SUPPLIER shall ensure that all processes, equipment, computer systems, cleaning and methods to manufacture, test, package, label, and store PRODUCT are in compliance according to its approved procedures and shall ensure that processes, equipment, computer systems, cleaning and methods are validated and remain in a validated state for manufacture and testing of PRODUCT. This may include sterilization of product or oversite of sterilization process through a third party supplier. Validation records shall be provided to CUSTOMER upon request.		X

15.2.	SUPPLIER shall ensure that all software used in their Quality Management System is evaluated for validation and validated appropriately per SUPPLIER procedure. Validation records shall be provided to CUSTOMER upon request.		X

15.3.	SUPPLIER shall provide PRODUCT process, cleaning/sterilization, or method validation protocols and reports to COMPANY for approval as required in the Design & Development Plan for each project.		X

15.4.	SUPPLIER shall provide a copy of all approved PRODUCT-related validation protocols and reports to COMPANY.		X

15.5.	Upon request, SUPPLIER shall make all relevant validation records and data available to COMPANY.		X

16. Change Control

16.1.	Both PARTIES shall make changes to controlled documents in observance of all notification requirements of any respective HEALTH AUTHORITY.	X	X

16.2.	SUPPLIER shall promptly provide COMPANY with prior written notification of all changes to MANUFACTURING MATERIALS, COMPONENTS, PRODUCT, validated processes, facilities, utilities, equipment and methods that may impact the PRODUCT regulatory filings or require a regulatory submission, prior to implementation of such changes and shall not issue a MANUFACTURER’S RELEASE for any LOTS manufactured under such change until any needed regulatory approvals are obtained.		X

16.3.	SUPPLIER shall provide changes to PRODUCT- specific master manufacturing and testing documentation to COMPANY for review and approval in writing prior to implementing any such changes. COMPANY will control labeling and packaging content and review final device packaging and labeling as part of DMRs.	X	X

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16.4.	After implementation of the approved changes at SUPPLIER, SUPPLIER shall forward a copy of the relevant revised PRODUCT-specific documents to COMPANY within two (2) business days.		X

16.5.	COMPANY is responsible for the timely reporting of changes in PRODUCT-specific documentation to the applicable licensee and/or HEALTH AUTHORITY.	X

17. Audits and Compliance

17.1.	Upon reasonable notice to SUPPLIER, SUPPLIER shall permit COMPANY or its appointed representatives (hereinafter “Auditors”) to conduct audits of all documents, processes, procedures, materials, supplies, equipment, packaging and facilities of SUPPLIER (or any third party engaged by SUPPLIER) applicable to PRODUCT for the purposes described herein (hereinafter an “Audit”).		X

17.2.	COMPANY or its Auditors may have access to SUPPLIER for routine compliance audit purposes once a year. Such Audits shall be conducted with reasonable notice during regular business hours.	X

17.3.

In addition to the compliance audits, COMPANY and its Auditors shall be entitled to conduct “For Cause” investigative Audits, to address significant PRODUCT quality or safety problems.

For Cause Audits shall relate to significant operational concerns at SUPPLIER (or applicable third party), and may include but are not limited to lot rejection by COMPANY, unresolved OOS investigations, Warning Letter or any deficiency letter issued by a HEALTH AUTHORITY, as they pertain to systems or observations associated with the testing of PRODUCT. Such inspections or Audits, to the extent reasonably practical, shall be conducted in a manner that shall not materially interrupt or impair any significant operations at SUPPLIER (or applicable third party).

X

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17.4.	If requested, an exit meeting shall be held between representatives from SUPPLIER and COMPANY and/or its Auditors to discuss Audit nonconformances.	X	X

17.5.	COMPANY shall provide a written report of all Audit nonconformances to SUPPLIER within thirty (30) calendar days. COMPANY shall communicate all expected nonconformances to SUPPLIER at the conclusion of the audit.	X

17.6.	SUPPLIER (or applicable third party) shall correct all noted deficiencies as soon as practicable, and shall provide COMPANY with a written Corrective Action Plan to Audit observations within fifteen (15) calendar days of receipt of Audit report.		X

17.7.	If, within forty (40) business days after receiving an Audit report, SUPPLIER (or applicable third party) cannot remedy an Audit nonconformance the PARTIES shall use good faith efforts to agree upon a reasonable written plan and timetable for such remedy.	X	X

18. Inspections by HEALTH AUTHORITIES

18.1.

SUPPLIER shall inform COMPANY with as much advance notice as possible, but at least within two (2) Business Days of notification, of any regulatory activities of which they become aware that could reasonably be expected to prompt an inspection at SUPPLIER involving the PRODUCT (e.g. pre- approval, for cause, post approval, or other inspections). SUPPLIER shall promptly notify COMPANY in writing of any unannounced audits or inspections involving the PRODUCT.

		X	X

18.2.	SUPPLIER shall allow COMPANY or its Auditors to participate in any PRODUCT-related inspections if deemed necessary by COMPANY. COMPANY shall be available for consultation during the Inspection but shall not participate during the inspection unless requested by SUPPLIER or a HEALTH AUTHORITY representative.	X	X

18.3.	SUPPLIER shall not discuss with any HEALTH AUTHORITY any activities relating to the PRODUCT not actually performed by SUPPLIER, or sub-contracted by SUPPLIER.		X

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18.4.	SUPPLIER shall inform COMPANY in writing daily of potential issues identified during an inspection.		X

18.5.	SUPPLIER shall allow COMPANY or its Auditors to attend the inspection closeout to address any PRODUCT-related observations. SUPPLIER is responsible for addressing process qualifications, manufacturing, testing, packaging, labeling, facility, and compliance observations as applicable.		X

18.6.	For regulatory observations that specifically involve the PRODUCT, SUPPLIER shall hold discussions with COMPANY sufficiently in advance of any commitment to a regulatory agency. COMPANY shall prepare and/or comment on SUPPLIER proposed responses specific to PRODUCT within time commitments needed to address regulatory concerns. COMPANY and SUPPLIER have joint final approval for the PRODUCT responses related to SUPPLIER to be submitted.	X	X

18.7.	For regulatory observations that involve any quality, production, material, laboratory, facilities, equipment, or packaging system-related quality issues that are not specific to the PRODUCT, SUPPLIER has final approval for the responses to be submitted.		X

18.8.	Prior to filing regulatory inspection reports and responses, SUPPLIER shall provide COMPANY with copies of completed regulatory inspection reports and responses, in each case purged only of trade secret or other confidential or proprietary information of SUPPLIER that is unrelated to its obligations under this Quality Agreement or is unrelated to PRODUCT.		X

18.9.

SUPPLIER shall promptly correct any site-related violations or deficiencies. SUPPLIER shall promptly notify COMPANY and discuss solutions in good faith to reach written agreement on such issue within thirty (30) days of initiating discussions.

X

18.10.	If any HEALTH AUTHORITY or any entity representing such an authority requests access to SUPPLIER’s records, facilities, equipment and/or personnel, or conducts an unannounced inspection, or takes any other regulatory action (including without limitation any warning letters and FDA-483s), in each case relating to a COMPANY PRODUCT, then SUPPLIER will notify COMPANY by email within twenty-four (24) hours. COMPANY shall have the right to be present at any Audit or inspection by a HEALTH AUTHORITY that relates to the PRODUCT, and, where time permits, to conduct a pre-Audit inspection, so long as audit is announced with detailed notification prior to inspection.		X

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18.11.	SUPPLIER shall promptly provide COMPANY copies of all relevant communications between SUPPLIER and any HEALTH AUTHORITY relating to PRODUCT. Where SUPPLIER is required or intends to respond to any such communication, SUPPLIER will provide COMPANY with a copy of such communication and SUPPLIER’s proposed response sufficiently in advance of the date that such response is to be submitted, in order to permit COMPANY to review and comment upon such response. COMPANY and SUPPLIER shall jointly agree on any written response relating to PRODUCT.	X	X

19. Complaints and PRODUCT Recalls

19.1.	COMPANY is responsible for complaint handling, including the receipt, collection, management, and reporting activities for customer complaint events. This includes notification of recall/field action to HEALTH AUTHORITIES, regulatory bodies, distributors, and end user communications.	X

19.2.	COMPANY or other sub-supplier shall receive and deliver to SUPPLIER all relevant PRODUCT identified as having defects related to PRODUCT complaints.	X

19.3.	SUPPLIER shall assess and promptly notify COMPANY of any PRODUCT defects or complaints that may be a result of SUPPLIER’s or other sub- supplier’s manufacturing of the PRODUCT.		X

19.4.	When reasonably requested by COMPANY, SUPPLIER shall promptly perform investigations and shall provide COMPANY with any necessary documentation.	X	X

19.5.	If COMPANY determines a recall may be necessary, then COMPANY shall inform SUPPLIER in writing specifying the details of the recall within twenty-four (24) hours of initial notification.	X

19.6.	If SUPPLIER receives any non-PRODUCT related complaints or recalls which may impact the quality of COMPANY’s PRODUCT, SUPPLIER shall notify COMPANY in writing of any non-PRODUCT complaints or recalls received directly from an investigator site or consumer within 48 hours of complaint receipt.		X

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Approvals

Coastline International, Inc.		Lucid Diagnostics Inc.

Signature:	/s/ Bryan Blessing	Signature:	/s/ Lishan Aklog
Name:	Bryan Blessing	Name:	Lishan Aklog
Title:	Director, Operations	Title:	Executive Chairman
Date:	9/1/2021 | 1:24:16 PM PDT	Date:	9/1/2021 | 4:13:56 PM EDT

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Appendix A

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Appendix B